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                                                                    Exhibit 12.4



SUPPLEMENTAL SCHEDULE -- CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES CONSOLIDATED FUNDS - MAXIMUM PARTICIPATION
RATIO OF EARNINGS TO FIXED CHARGES:

                                                                 Year End.   Year End.   Year End.   Year End.   Year End.
                                                                   1996        1997       1998         1999        2000
                                                             -------------------------------------------------------------

Earnings:
  Pretax income (loss)                                             $ (30)   $(2,583)     $  217       $ (515)    $ 1,775

Fixed Charges:
  Interest expense                                                 2,965      2,815       2,431        2,366       2,902
  Interest factor of rental expense                                  128        127         125          137          10
                                                             -------------------------------------------------------------
             Total fixed charges                                   3,093      2,942       2,556        2,503       2,912
                                                             -------------------------------------------------------------

             Total earnings                                        3,063        359       2,773        1,998       4,687

             Total fixed charges                                   3,093      2,942       2,556        2,503       2,912
                                                             -------------------------------------------------------------

                                                             -------------------------------------------------------------
Ratio of earnings to fixed charges                                  0.99       0.12        1.08         0.79        1.61
                                                             -------------------------------------------------------------

                                                             -------------------------------------------------------------
  Deficiency to cover fixed charges                                   30      2,583           -          515           -
                                                             -------------------------------------------------------------

COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
             Operating rental expense                                383        382         374          410          29
             Interest factor                                         33%        33%         33%          33%         33%
                                                             -------------------------------------------------------------

                            Total                                    128        127         125          137          10
                                                             =============================================================